                                                                          May 4, 2016

Dominion Announces First-Quarter Earnings

•	First-quarter 2016 operating earnings of $0.96 per share compared to guidance of $0.90 to $1.05 per share
•	First-quarter 2016 GAAP earnings of $0.88 per share
•	Company affirms 2016 earnings guidance of $3.60 to $4.00 per share

RICHMOND, Va. – Dominion Resources (NYSE: D) today announced operating earnings for the three months ended March 31, 2016, of $572 million ($0.96 per share), compared to operating earnings of $584 million ($0.99 per share) for the same period in 2015.  Operating earnings are defined as reported earnings, determined in accordance with Generally Accepted Accounting Principles (GAAP), adjusted for certain items.

Unaudited reported GAAP earnings for the three months ended March 31, 2016, were $524 million ($0.88 per share) compared with earnings of $536 million ($0.91 per share) for the same period in 2015.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

The principal difference between GAAP earnings and operating earnings for the quarter was due to charges associated with an organizational design initiative.

Business segment results and detailed descriptions of items included in 2016 and 2015 reported earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

"Our first-quarter operating earnings were in the middle of our guidance range of $0.90 to $1.05 per share.

"We continue to execute with strong operational and safety performance while also investing in an array of clean energy infrastructure.  Brunswick County, the 1,358-megawatt natural gas combined-cycle facility, was placed in commercial operation last week ahead of schedule.  Our request for a Certificate of Public Convenience and Necessity (CPCN) and rate rider for the proposed 1,588-megawatt Greensville County project was recently approved by the Virginia State Corporation Commission.  We continued our commitment to increase the renewable energy in Virginia by signing solar agreements with the Commonwealth of Virginia and Microsoft.

 "Our Cove Point liquefaction project is also progressing on time and on budget.  The project overall is about 64 percent complete and engineering 99 percent complete as we are on schedule for a late 2017 in-service date."

FIRST-QUARTER 2016 OPERATING EARNINGS COMPARED TO 2015
The decrease in first-quarter 2016 operating earnings per share as compared to first-quarter 2015 operating earnings per share is primarily attributable to milder weather and the absence of a farmout agreement offset by higher anticipated renewable energy investment tax credits.

Details of first-quarter 2016 operating earnings as compared to 2015 may be found on Schedule 4 of this release.

SECOND-QUARTER 2016 OPERATING EARNINGS GUIDANCE
Dominion expects second-quarter 2016 operating earnings in the range of $0.65-$0.75 per share, compared to second-quarter 2015 operating earnings of $0.73 per share.  Positive drivers as compared to the same period of the prior year include an increase in revenues from our growth projects, lower capacity expenses and higher anticipated investment tax credits from our solar facilities.  Offsetting factors include a planned refueling outage at Millstone Power Station, higher depreciation, interest costs and share dilution.  Reconciliation of operating and GAAP earnings for the second quarter of 2015 can be found on Schedule 3 of this release.

In providing its second-quarter and full-year operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the aggregate impact of these items on reported earnings.

CONFERENCE CALL TODAY
Dominion will host its first-quarter earnings conference call at 10 a.m. ET on Wednesday, May 4, 2016.  Management will discuss first-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at www.dom.com/investors and www.dommidstream.com/investors.

A replay of the conference call will be available beginning about 1 p.m. ET May 4 and lasting until 11 p.m. ET May 11.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 13190640.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day May 4.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 25,700 megawatts of generation, 12,200 miles of natural gas transmission, gathering and storage pipeline, and 6,500 miles of electric transmission lines.  Dominion operates one of the nation's largest natural gas storage systems with 933 billion cubic feet of storage capacity and serves more than 5 million utility and retail energy customers in 14 states. For more information about Dominion, visit the company's website at www.dom.com/.

This release contains certain forward-looking statements, including forecasted operating earnings for second-quarter and full-year 2016 which is subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in our industries, changes in the demand for Dominion's services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, impacts of acquisitions, divestitures, transfers of assets to joint ventures or Dominion Midstream and retirements of assets based on asset portfolio reviews, the expected timing and likelihood of completion of the proposed acquisition of Questar, including the ability to obtain the requisite approvals of Questar's shareholders and timing, receipt and terms and conditions of required regulatory approvals, the receipt of regulatory approvals for, and timing of, other planned projects, acquisitions and divestitures, the timing and execution of Dominion Midstream's growth strategy, and the ability to complete planned construction or expansion projects at all or within the terms and timeframes initially anticipated.  Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages at facilities in which Dominion has an ownership interest, the impact of operational hazards and catastrophic events, state and federal legislative and regulatory developments, including changes in federal and state tax laws and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities, political and economic conditions, industrial, commercial and residential growth or decline in Dominion's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties.  Other risk factors are detailed from time to time in Dominion's quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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CONTACTS:      Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
        Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

Schedule 1 - Segment Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended March 31,
	2016	2015	Change
Earnings:
Dominion Virginia Power	$ 120	$ 140	$ (20)
Dominion Energy*	186	227	(41)
Dominion Generation*	245	262	(17)
Corporate and Other	21	(45)	66
OPERATING EARNINGS	$ 572	$ 584	$ (12)
Items excluded from operating earnings [2,3]	(48)	(48)	-
REPORTED EARNINGS [1]	$ 524	$ 536	$ (12)

Common Shares Outstanding (average, diluted)	598.2	589.9

Earnings Per Share (EPS):
Dominion Virginia Power	$ 0.20	$ 0.24	$ (0.04)
Dominion Energy*	0.31	0.39	(0.08)
Dominion Generation*	0.41	0.44	(0.03)
Corporate and Other	0.04	(0.08)	0.12
OPERATING EARNINGS	$ 0.96	$ 0.99	$ (0.03)
Items excluded from operating earnings [2]	(0.08)	(0.08)	-
REPORTED EARNINGS [1]	$ 0.88	$ 0.91	$ (0.03)

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)
Items excluded from operating earnings are reported in Corporate and Other segment.  Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion's website at www.dom.com/investors.

3)	Pre-tax amounts for the current period and the prior period are ($67) million and ($76) million, respectively.

*2015 amounts have been recast to reflect non-regulated retail energy marketing operations in the Dominion Energy segment.

Schedule 2 - Reconciliation of 2016 Operating Earnings to Reported Earnings

2016 Earnings (Three months ended March 31, 2016)

The net effects of the following items, all shown on an after-tax basis, are included in 2016 reported earnings, but are excluded from operating earnings:

~~•~~	$43 million charge associated with an organizational design initiative, primarily comprised of employee severance benefits.
•	$5 million net expense related to other items.

(millions, except per share amounts)	1Q16	2Q16	3Q16	4Q16	YTD 2016
Operating earnings	$572				$572
Items excluded from operating earnings (after-tax):
Organizational design initiative	(43)				(43)
Other items	(5)				(5)
Total items excluded from operating earnings (after-tax) [1]	(48)				(48)
Reported net income	$524				$524
Common shares outstanding (average, diluted)	598.2				598.2
Operating earnings per share	$0.96				$0.96
Items excluded from operating earnings (after-tax)	(0.08)				(0.08)
Reported earnings per share	$0.88				$0.88

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
Items excluded from operating earnings:	1Q16	2Q16	3Q16	4Q16	YTD 2016

Organizational design initiative	(70)				(70)
Other items	3				3
Total items excluded from operating earnings	($67)	$0	$0	$0	($67)

Schedule 3 - Reconciliation of 2015 Operating Earnings to Reported Earnings

2015 Earnings (Twelve months ended December 31, 2015)

The net effects of the following items, all shown on an after-tax basis, are included in 2015 reported earnings, but are excluded from operating earnings:

~~•~~	$52 million charge associated with Virginia legislation enacted in February that required the write-off of Virginia Power prior-period deferred fuel costs during the first quarter of 2015.
•
$60 million charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities in connection with the enactment of EPA coal combustion residuals rules in the second quarter of 2015.

•	$17 million net charge in connection with the Virginia Commission's final ruling associated with its biennial review of Virginia Power's base rates for 2013-2014 test years.
•	$12 million net expense related to other items.

	(millions, except per share amounts)	1Q15	2Q15	3Q15	4Q15	YTD 2015	[2]
	Operating earnings	$584	$429	$611	$416	$2,040
	Items excluded from operating earnings (after-tax):
	Write-off of deferred fuel costs	(52)				(52)
	Future ash pond and landfill closure costs		(28)		(32)	(60)
	Impact of Virginia Power biennial review				(17)	(17)
	Other items	4	12	(18)	(10)	(12)
	Total items excluded from operating earnings (after-tax) [1]	(48)	(16)	(18)	(59)	(141)
	Reported net income	$536	$413	$593	$357	$1,899
	Common shares outstanding (average, diluted)	589.9	592.5	595.5	596.7	593.7
	Operating earnings per share	$0.99	$0.73	$1.03	$0.70	$3.44
	Items excluded from operating earnings (after-tax)	(0.08)	(0.03)	(0.03)	(0.10)	(0.24)
	Reported earnings per share	$0.91	$0.70	$1.00	$0.60	$3.20

1)	Pre-tax amounts for items excluded from operating earnings are reflected in the following table:
	Items excluded from operating earnings:	1Q15	2Q15	3Q15	4Q15	YTD 2015

	Write-off of deferred fuel costs	(85)				(85)
	Future ash pond and landfill closure costs		(45)		(54)	(99)
	Impact of Virginia Power biennial review				(28)	(28)
	Other items	9	18	(19)	(16)	(8)
	Total items excluded from operating earnings	($76)	($27)	($19)	($98)	($220)

2)	YTD EPS may not equal sum of quarters due to share count differences

Schedule 4 - Reconciliation of 1Q16 Earnings to 1Q15

Preliminary, unaudited	Three Months Ended
(millions, except EPS)	March 31, 2016 vs. 2015 Increase / (Decrease)

Reconciling Items	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	($15)	($0.03)
Other	(5)	(0.01)
FERC Transmission equity return	11	0.02
Other	(11)	(0.02)
Change in contribution to operating earnings	($20)	($0.04)

Dominion Energy
Gas Distribution margin	($3)	($0.01)
Farmout transactions	(41)	(0.08)
Other	3	0.01
Change in contribution to operating earnings	($41)	($0.08)

Dominion Generation
Regulated electric sales:
Weather	($31)	($0.05)
Other	(3)	(0.01)
Merchant generation margin	(8)	(0.02)
Rate adjustment clause equity return	6	0.01
Capacity related expenses	14	0.03
Depreciation	(6)	(0.01)
Other	11	0.02
Change in contribution to operating earnings	($17)	($0.03)

Corporate and Other
Renewable energy investment tax credits	75	0.13
Other	(9)	(0.01)
Change in contribution to operating earnings	$66	$0.12

Change in consolidated operating earnings	($12)	($0.03)

Change in items excluded from operating earnings [1]	$0	$0.00

Change in reported earnings (GAAP)	($12)	($0.03)

1)	Refer to Schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's website at www.dom.com/investors.

Note: Figures may not add due to rounding